Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of TheStreet.com, Inc. on Form S-8 of our report dated February 16, 2007, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of TheStreet.com, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and our report dated February 16, 2007 with respect to our audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of TheStreet.com, Inc. as of December 31, 2006 appearing in the Annual Report on Form 10-K of TheStreet.com, Inc. for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
August 8, 2007